EXHIBIT 11.3

AVINO SILVER & GOLD MINES LTD.

GOVERNANCE AND

NOMINATING COMMITTEE CHARTER

1.	PURPOSE

The Governance and Nominating Committee (the “Committee”) shall act in an advisory capacity only to the board of directors (the “Board”) of Avino Silver & Gold Mines Ltd. (the “Company”) (i.e. review/recommend matters to the Board) with respect to the governance and nominating matters.  In this regard, the purpose of the Committee is to:

(i)	manage the corporate governance system for the Board;

(ii)	assist the Board to fulfill its duty to meet the applicable legal, regulatory and (self-regulatory) business principles and ‘codes of best practice’ of corporate behaviour and conduct;

(iii)	assist in the creation of a corporate culture and environment of integrity and accountability;

(iv)	monitor the quality of the relationship between the Board and management of the Company;

(v)	review the Chief Executive Officer’s succession plan;

(vi)	recommend to the Board nominees for appointment of the Board;

(vii)	lead the Board’s annual review of the Chief Executive Officer’s performance; and

(viii)	annually review and set an agenda of the Board on an ongoing basis.

2.	COMPOSITION AND ORGANIZATION

2.1
Annually, following the Annual General Meeting of the Company, the Board shall elect from its members not less than three directors to serve on the Committee.  The members of the Committee shall meet the independence requirements of the applicable NYSE AMEX rules.

2.2	The Board shall appoint one of the directors of the Committee as the Committee Chair (the “Committee Chair”).

2.3	Each member shall hold office until the close of the next Annual General Meeting of the Company or until the member resigns or is replaced, whichever first occurs.

2.4	The Committee shall meet as required, but at least two times per year. Additional meetings may be held as deemed necessary by the Committee Chair or as requested by any two members.

2.5	The Chief Financial Officer shall act as management advisor to the Committee.

2.6
The Committee may invite such directors, officers and employees of the Company or other advisors as it may see fit from time to time to attend meetings and assist in the discussion and consideration of the business of the Committee.

3.	DUTIES AND RESPONSIBILITIES

3.1	Governance

(i)	Develop and monitor the Company’s overall approach to corporate governance issues and, subject to approval by the Board, implement and administer this process.

(ii)	Advise the Board or any of the committees of the Board of any corporate governance issues which the Committee determines ought to be considered by the Board or any such committees.

(iii)	Review with the Board, on a regular basis, but not less than annually, the terms of reference for the Board, each committee of the Board, the Chairman and the Chief Executive Officer.

(iv)	Review with the Board, on a regular basis, the methods and processes by which the Board fulfils its duties and responsibilities, including without limitation:

(a)	the size of the Board;

(b)	the number and content of meetings;

(c)	the annual schedule of issues to be presented to the Board at its meetings or those of its committees;

(d)	material which is to be provided to the directors generally and with respect to the meetings of the Board or its committees;

(e)	resources available to the directors; and

(f)	the communication process between the Board and management.

(v)	Review and, as necessary, authorize a committee or an individual director to engage separate independent counsel and/or advisors at the expense of the Company in appropriate circumstances.

(vi)	Make recommendation to the Board regarding changes or revisions to the Board’s Corporate Governance Guidelines;

(vii)	Evaluate and make recommendations to the Board concerning the appointment of directors to the committees and the selection of Board committee chairs;

(viii)	Annually evaluate and report to the Board on the performance and effectiveness of the Board and its committees;

(ix)
Annually, in conjunction with the Chief Executive Officer, evaluate the performance of the Company’s management (other than the Chief Executive Officer).  Conduct an annual review of succession planning and report its findings and recommendations to the Board;

(x)	Evaluate and lead the Board’s annual review of the Chief Executive Officer’s performance; and

(xi)	Annually review and evaluate its performance.

3.2	Nominations

(i)
Annually, in consultation with the Chairman of the Board and the Chief Executive Officer, present to the Board a list of individuals recommended for election to the Board at the annual meeting of shareholders.

(ii)	Before recommending an incumbent, replacement or additional director, review his or her qualifications, availability to serve, conflicts of interest and other relevant factors.

(iii)	Review, monitor and make recommendations regarding new director orientation and the ongoing development of existing Board members.

4.	ACCOUNTABILITY

4.1	The Committee shall report to the Board of Directors at its next meeting of deliberations and actions it has taken since the previous report.

4.2	The minutes of all meetings of the Committee will be made available for review by any member of the Board or request to the Chairman of the Committee.